Exhibit 99.1

NEWS RELEASE

CareDx, Inc. Reports First Quarter 2015 Financial Results

Quarterly Revenue Growth of 22% Year over Year

Cell-free DNA Technology Advances with the Release of Clinical Data and the Start of a Clinical Trial

Brisbane, CA —May 12, 2015—CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the development and commercialization of clinically differentiated, high value, non-invasive surveillance solutions for transplant recipients, today reported financial results for the three months ended March 31, 2015.

2015 highlights year to date:

•	Total revenues for the first quarter were $7.2 million, a year-over-year increase of 22%

•	A significant presence at the International Society for Heart and Lung Transplantation (ISHLT) Annual Meeting and the American Transplant Congress (ATC)

•	Nine posters and abstracts were presented at the ISHLT.

•	Surveillance with AlloMap continued to attract scientific interest - in early use after transplantation, in use in the context of CMV infection as well as its utility in immunosuppression optimization.

•	Results were released from clinical studies using cell-free DNA as a biomarker in organ transplantation with CareDx’s CARGO II blood samples.

•	The Company’s DART study, the largest multicenter kidney transplant study using cell-free DNA (cfDNA), enrolled the first patients at the Cleveland Clinic.

•	Refinanced a loan into a new term loan facility with East West Bank, resulting in more favorable terms.

“We are off to an exciting start to 2015. AlloMap continues to be a foundational product for our organization and provides a great platform for us as a company, said Dr. Peter Maag, PhD, Chief Executive Officer of CareDx. “We are leading the field in studying the utility of cell-free DNA as a biomarker in organ transplantation. This new approach may be a better way to determine organ health and support the personalization of treatment options through better patient stratification”.

First Quarter Financial Results

Revenue for the three months ended March 31, 2015 increased 22% to $7.2 million, from $5.9 million in the same period in 2014. AlloMap revenue accounted for 98% of the revenue in the quarter.

For the first quarter of 2015, net loss was $2.3 million compared to a loss of $1.3 million in the first quarter of 2014. Basic and diluted net loss per share was $0.19 in the first quarter of 2015, compared to $1.29 in the first quarter of 2014.

Cash and cash equivalents were $39.0 million as of March 31, 2015 compared to $36.4 million as of December 31, 2014. This represents an increase of $2.6 million, primarily as a result of a modest cash burn rate of approximately $1.4 million offset by the proceeds from refinancing a previous loan into a larger term loan facility.

2015 Guidance

CareDx confirmed revenue for the full year of 2015 is expected to be in the range of $28 to $30 million.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may do so by dialing (855) 420-0616 for domestic callers or (678) 304-6848 for international callers. Please reference Conference ID: 2195 3934. To listen to a live webcast, please visit the investor relations section of CareDx’s website at: www.CareDx.com.

A replay of the call will be available beginning May 12, 2015 at 4:30pm PT/7:30pm ET through midnight on May 13, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 2195 3934. The webcast will also be available on CareDx’s website for one year following the completion of the call.

About CareDx

CareDx, Inc., based in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value, non-invasive diagnostic surveillance solutions for transplant recipients. The Company has commercialized AlloMap®, a gene expression test that aids clinicians in identifying heart transplant recipients with stable graft function who have a low probability of moderate/severe acute cellular rejection. CareDx is also pursuing the development of additional products for post-transplant monitoring of other solid organs that use a variety of technologies, including next generation sequencing to detect donor-derived cell-free DNA to monitor the health of organs after transplantation. The Company is currently investigating a research use only donor-derived cell-free DNA-based test for heart transplant recipients. For more information, please visit: www.CareDx.com.

Abbreviations used in this press release include:

CARGO II: Cardiac Allograft Rejection Gene Expression Observational (CARGO) II Study

DART: Circulating Donor-Derived Cell-free DNA in Blood for Diagnosing Acute Rejection in Kidney Transplant Recipients

Forward Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, research, development and commercialization efforts and anticipated future financial results. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks relating to our development and commercialization of additional diagnostic solutions including cell-free DNA, which is a lengthy and complex process that may not be successful, our dependence on the sales of one test, AlloMap, for substantially all of our current revenue, our dependence on Medicare for a substantial portion of our revenue, our dependence on health insurers and other third-party payers to provide coverage for our current test and future tests, if any, and risks of increased competition from other market participants, many of whom have substantially greater resources than us. These factors, together with those that are described in greater detail in the prospectus filed by us with the SEC on July 18, 2014, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter and year ended December 31, 2014 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Westwicke Partners

Leigh J. Salvo

(415) 513-1281

Leigh.salvo@westwicke.com

CareDx, Inc.

Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue:
Testing revenue	$7,096	$5,834
Collaboration and license revenue	120	90

Total revenue	7,216	5,924

Operating expenses:
Cost of testing	2,711	2,162
Research and development	1,421	720
Sales and marketing	2,023	1,474
General and administrative	2,705	1,795
Change in estimated fair value of contingent consideration	(253)	—

Total operating expenses	8,607	6,151

Loss from operations	(1,391)	(227)

Interest expense, net	(827)	(548)
Other expense, net	(54)	(529)

Net loss	($2,272)	($1,304)

Net loss per share:
Basic and diluted	($0.19)	($1.29)

Shares used to compute net loss per share:
Basic and diluted	11,814,467	1,011,980

CareDx, Inc.

Balance Sheets

(In thousands)

(unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$38,985	$36,431
Accounts receivable	1,794	2,687
Inventory	775	686
Prepaid and other assets	747	542

Total current assets	42,301	40,346

Property and equipment, net	2,174	1,968
Intangible assets, net	6,650	6,650
Goodwill	12,005	12,005
Restricted cash	147	147
Other noncurrent assets	—	25

Total assets	$63,277	$61,141

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,371	$1,128
Accrued payroll liabilities	1,295	1,684
Accrued and other liabilities	1,810	1,616
Accrued royalties	255	241
Deferred revenue	488	505
Current portion of long-term debt	1,056	5,961

Total current liabilities	6,275	11,135

Deferred rent, net of current portion	1,619	1,684
Deferred revenue, net of current portion	458	471
Long-term debt, net of current portion	14,609	5,451
Contingent consideration	821	1,074
Other Liabilities	28	28

Total liabilities	23,810	19,843

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	201,104	200,661
Accumulated deficit	(161,649)	(159,375)

Total stockholders’ equity	39,467	41,298

Total liabilities and stockholders’ equity	$63,277	$61,141